Exhibit 15

May 3, 2013

Avista Corporation
Spokane, Washington
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Avista Corporation and subsidiaries for the periods ended March 31, 2013 and 2012, as indicated in our report dated May 3, 2013; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, is incorporated by reference in Registration Statement Nos. 2-81697, 2-94816, 033-54791, 333-03601, 333-22373, 333-33790, 333-47290, 333-126577, and 333-179042 on Form S-8; and in Registration Statement Nos. 333‑187306 and 333-177981 on Form S-3.
We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Seattle, Washington
May 3, 2013